Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Keane Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-215079) on Form S-1 of Keane Group, Inc. of our report dated March 20, 2017, with respect to the balance sheet of Keane Group, Inc. as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Keane Group, Inc.

/s/ KPMG LLP

Houston, Texas
March 20, 2017